Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell, VP, Investor Relations
(205) 944-1312

HIBBETT PROVIDES FISCAL 2022 BUSINESS UPDATE, FISCAL 2023 OUTLOOK AND ANNOUNCES WEBCAST OF FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS

BIRMINGHAM, Ala. (February 18, 2022) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, provided a sales and diluted earnings per share update for its fourth quarter and full year ended January 29, 2022 (“Fiscal 2022”).

Mike Longo, President and Chief Executive Officer, stated, “Sales results in the fourth quarter fell short of our previous expectations. Ongoing supply chain challenges, inflation concerns for the consumer and increased COVID-19 cases resulted in lower traffic and transaction counts in the back half of the quarter. Despite these headwinds, we are confident in the resilience of our omni-channel business model, the compelling merchandise assortment that is difficult to find elsewhere in our underserved communities and the customer-centric focus of over 11,000 team members in our stores, distribution facilities and Store Support Center. We are hopeful the previously mentioned factors negatively impacting traffic and transaction volume will begin to subside in the coming months. Our company is much better equipped to manage these challenges than it was prior to the pandemic. As a result, our outlook remains positive, and we expect to continue delivering strong sales and profit performance in the years to come.”

Mr. Longo further commented, “We also want to point out our impressive results over the last 24 months. During that time, the company generated a nearly 43% increase in annual sales volume, an increase in GAAP earnings per diluted share of over 600% and an approximate 380% increase in adjusted diluted earnings per share. None of this would have been possible without the hard work and dedication of our team. While we did not hit our goal in this quarter, we are very proud of these results and remain confident in our future.”

Fourth Quarter Results

Net sales for the 13-week period ended January 29, 2022, increased 1.7% to $383.3 million compared with $376.8 million for the 13-week period ended January 30, 2021, and reflected a two-year increase of 22.5% in comparison to the $313.0 million for the 13-week period ended February 1, 2020. Compared to the 13-week period ended January 30, 2021, comparable sales decreased 1.0% which is below our guidance of positive high single-digit comp sales. After a strong sales trend leading up to the Christmas holiday, traffic and transactions declined in the back half of the quarter. We believe disruption in the supply chain, most notably in the footwear category, coupled with consumer concern over inflation and an increase in COVID-19 cases driven by the Omicron variant were significant contributors to the sales shortfall.

Brick and mortar comparable sales decreased 1.6% and e-commerce comparable sales increased 1.8%. E-commerce represented 17.1% of total net sales for both the 13-week period ended January 29, 2022, and the 13-week period ended January 30, 2021. On a two-year basis, comparable sales increased 20.7% versus the 13-week period ended February 1, 2020. Brick and mortar comparable sales increased 15.9% and e-commerce sales grew 48.1% over this two-year period.

Consistent with our previous guidance, gross margin for the 13-week period end January 29, 2022, is expected to be lower as a percent of net sales than the 13-week period ended January 30, 2021, due to shifting launch schedules, additional promotional activity, higher freight costs and deleverage in store occupancy costs resulting from the negative comp sales performance.

Store operating, selling and administrative (“SG&A”) expenses as a percent of net sales are expected to be lower for the 13-week period ended January 29, 2022, than the comparable 13-week period ended January 30, 2021. This is also consistent with previous guidance. The expected SG&A percentage improvement is the result of more efficient management of wage and related employee benefit expenses and lower impairment charges partially offset by increased costs of advertising, professional services, transaction fees and back-office infrastructure expenses.

Net income per diluted share for the 13-week period ended January 29, 2022, is expected to be in the range of $1.18 to $1.25, below our previous guidance of $1.85 to $2.05 per diluted share. This range of $1.18 to $1.25 per diluted share compares to $1.39 per diluted share for the 13-week period ended January 30, 2021, prior to adjustments related to the acquisition of City Gear. As there were no adjustments in the fourth quarter of Fiscal 2022, the range of $1.18 to $1.25 per diluted share for the 13-week period ended January 29, 2022, compares to adjusted diluted earnings per share for the 13-week period ended January 30, 2021, of $1.40.

Full Year Results

Net sales for the 52-week period ended January 29, 2022, increased 19.1% to $1.69 billion compared with $1.42 billion for the 52-week period ended January 30, 2021, and increased 42.8% over two years from $1.18 billion in the 52-week period ended February 1, 2020. Comparable sales increased 17.4%, consistent with our most recent guidance, versus the 52-week period ended January 30, 2021. Brick and mortar comparable sales were up 21.4% and were nominally offset by a decline in e-commerce sales of 1.6%. E-commerce sales represented 13.8% of total sales in the 52-week period ended January 29, 2022, compared to 16.7% of total sales in the 52-week period ended January 30, 2021. Over two years, comparable sales increased 43.7% versus the 52-week period ended February 1, 2020. Brick and mortar comparable sales increased 37.9% and e-commerce sales grew 89.0% over this two-year period.

Gross margin for the 52-week period ended January 29, 2022, as a percent of net sales, is expected to be favorable to the 52-week period ended January 30, 2021, consistent with our guidance. This is the result of historical margin performance in the first half of the year driven by higher sell-through, a low promotional environment and a greater mix of in-store sales which carry a higher margin than e-commerce sales. The expected gross margin percentage for Fiscal 2022 is expected to be well above results noted in the fiscal years prior to the pandemic.

As noted in our most recent guidance, SG&A expenses as a percent of net sales are expected to be lower for the 52-week period ended January 29, 2022, than the comparable 52-week period ended January 30, 2021. The expected SG&A percentage improvement is the result of wage and related employee benefit expense leverage and lower impairment charges partially offset by increased costs of advertising and professional services.

Net income per diluted share for the 52-week period ended January 29, 2022, is expected to be in the range of $11.15 to $11.20, below our previous guidance of $11.70 to $11.90 per diluted share. This range of $11.15 to $11.20 per diluted share compares to $4.36 per diluted share for the 52-week period ended January 30, 2021, prior to adjustments related to COVID-19 and the acquisition of City Gear. As there were no adjustments in the current year, the range of $11.15 to $11.20 per diluted share for the 52-week period ended January 29, 2022, compares to adjusted diluted earnings per share for the 52-week period ended January 30, 2021, of $6.12.

Full Year Fiscal 2023 Outlook

We expect to face a number of business and economic challenges in the 52-week period ending January 28, 2023 (“Fiscal 2023”). This includes ongoing supply chain disruption, a lack of stimulus and unemployment benefits, inflation, wage pressures and a more cautious consumer. These factors contribute to the complexity and volatility in forecasting Fiscal 2023 results.

Considering the factors noted above, we are providing an overview of our estimated GAAP results for Fiscal 2023. Additional commentary and insight will be provided at our upcoming investor conference call as detailed later in this release.

•Net sales are expected to be relatively flat in dollars compared to our Fiscal 2022 results. This implies comparable sales in the negative low single digits.
•Net new store growth is expected to be in the range of 30 to 40 stores.
•As a result of supply chain challenges, a higher mix of e-commerce sales, an increased promotional environment and inflationary pressures, gross margin as a percent of net sales is anticipated to decline by approximately 130 to 160 basis points compared to expected Fiscal 2022 results. At this level, gross margin as a percent of sales is expected to be well above pre-pandemic levels.
•SG&A as a percent of net sales is estimated to increase by 70 to 100 basis points in comparison to expected Fiscal 2022 results due to wage inflation, deleverage of fixed costs driven by relatively flat sales expectations and annualization of back-office infrastructure investments in Fiscal 2022. At this level, SG&A as a percent of sales, is expected to remain below pre-pandemic levels.
•Operating profit is expected to be in the low double digits as a percent of sales.
•Diluted earnings per share are anticipated to be in the range of $9.75 - $10.50.

Non-GAAP results are not expected to materially differ from GAAP results.

The preliminary, unaudited financial results included in this press release are based on information available to the Company as of the date of this release and management’s initial review of operations for the fourth quarter and year ended, January 29, 2022, and remain subject to the completion of our quarterly and annual closing procedures. As a result, our actual results presented may vary materially from these preliminary estimates and may be affected by the risks and uncertainties identified in this press release and in our filings with the Securities and Exchange Commission. These estimates are not a comprehensive statement of our financial results for the periods presented and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, March 4, 2022, to discuss the Company’s fourth quarter and full year results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,096 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures for both the 13-week period and 52-week period ended January 30, 2021, including adjusted net income, diluted earnings per share, gross margin, SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic and the acquisition of City Gear. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include change in valuation of the contingent earnout and professional fees. There were no non-GAAP financial measures for either the 13-week period or 52-week period ended January 29, 2022.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our fourth quarter and full year Fiscal 2022 expectations, our Fiscal 2023 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands, except per share amounts)
(unaudited)

	13-Week Period Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$237,123	$—	$—	$237,123	62.9%
Gross margin	$139,707	$—	$—	$139,707	37.1%
SG&A expenses	$101,017	$229	$—	$100,788	26.7%
Operating Income	$31,002	$229	$—	$31,231	8.3%
Provision for income taxes	$7,042	$52	$—	$7,094	1.9%
Net income	$23,932	$177	$—	$24,109	6.4%
Diluted earnings per share	$1.39	$0.01	$—	$1.40

(1) Excluded acquisition amounts during the 13-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist of change in the valuation of contingent earnout.

(2) There were no excluded amounts related to the COVID-19 pandemic during the 13-week period ended January 30, 2021.

	52-Week Period Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$915,169	$—	$3,043	$912,126	64.2%
Gross margin	$504,488	$—	$3,043	$507,531	35.8%
SG&A expenses	$356,856	$4,608	$15,743	$336,505	23.7%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating income	$98,388	$4,608	$38,447	$141,443	10.0%
Provision for income taxes	$23,686	$1,394	$11,645	$36,725	2.6%
Net income	$74,266	$3,214	$26,802	$104,282	7.3%
Diluted earnings per share	$4.36	$0.19	$1.57	$6.12

(1) Excluded acquisition amounts during the 52-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and accounting and professional fees.

(2) Excluded amounts during the 52-week period ended January 30, 2021, related to the COVID-19 pandemic, consist primarily of net non-cash lower of cost or market reserve charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in SG&A.